Exhibit 99.1

(1)         The 21,385,745 shares of common stock of Nalco Holding Company (the “Issuer”) reported as beneficially owned in the above table reflects an indirect beneficial ownership in the 61,552,258 shares of the Issuer’s common stock held of record by Nalco LLC, based on the membership interests in Nalco LLC held by Apollo Investment Fund V, L.P. (“Fund V”) AP Nalco LP and Apollo/Nalco Acquisition LLC (collectively the “Apollo Funds”).  The balance of the membership interests in Nalco LLC are held by affiliates of The Blackstone Group L.P. and The Goldman Sachs Group, Inc. (together with the Apollo Funds, the “LLC Members”), as well as certain members of management of the Issuer.  Because voting and dispositive decisions of Nalco LLC with respect to the common stock of the Issuer require the approval of at least two of the LLC Members, the Apollo Funds disclaim beneficial ownership of the Issuer’s securities held by Nalco LLC.  Nonetheless, the Apollo Funds and the other reporting persons identified herein are voluntarily reporting an indirect beneficial ownership in the Issuer’s common stock, as reflected herein.  Apollo Management V, L.P. (“Management”) serves as the manager of each of the Apollo Funds.  AIF V Management, Inc. (“AIF V”) is the general partner of Management.  Apollo Advisors V, L.P. (“Advisors”) is the general partner of Fund V and AP Nalco LP, and Apollo Capital Management V, Inc. (“ACM V”) is the general partner of Advisors.  The Apollo Funds, Management, Advisors, AIF V and ACM V, and Messrs. Leon Black and John Hannan, the executive officers and directors of AIF V and ACM V, disclaim beneficial ownership of all shares of the Issuer’s common stock in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.